Exhibit 99.1
Enterprise Reports Results for Second Quarter 2024

Houston, Texas (Tuesday, July 30, 2024) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2024.

Enterprise reported net income attributable to common unitholders of $1.4 billion, or $0.64 per unit on a fully diluted basis, for the second quarter of 2024, a 12 percent increase compared to $1.3 billion, or $0.57 per unit on a fully diluted basis, for the second quarter of 2023.

Distributable Cash Flow (“DCF”) was $1.8 billion for the second quarter of 2024, compared to $1.7 billion for the second quarter of 2023. Distributions declared with respect to the second quarter of 2024 increased 5 percent to $0.525 per common unit, or $2.10 per common unit annualized, compared to distributions declared for the second quarter of 2023. DCF provided 1.6 times coverage of the distribution declared for the second quarter of this year, and Enterprise retained $661 million of DCF.

Enterprise repurchased approximately $40 million of its common units on the open market in the second quarter of 2024. Including these purchases, the partnership has utilized 50 percent of its authorized $2.0 billion common unit buyback program.

Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for the second quarter of 2024, compared to $1.9 billion for the second quarter of 2023. Adjusted CFFO was $8.4 billion for the twelve months ended June 30, 2024. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended June 30, 2024, was 55 percent of Adjusted CFFO.

Total capital investments were $1.3 billion in the second quarter of 2024, which included $1.0 billion for growth capital projects and $245 million of sustaining capital expenditures. Organic growth capital investments are expected to be in the range of $3.5 billion to $3.75 billion in 2024 and $3.25 billion to $3.75 billion in 2025. Sustaining capital expenditures are expected to be approximately $600 million in 2024. The approximately $50 million increase in expected sustaining capital expenditures for 2024 is primarily related to higher capital costs associated with the major turnaround at the PDH 1 facility, which was completed in June 2024.

Total debt principal outstanding at June 30, 2024 was $30.6 billion, including $2.3 billion of junior subordinated notes to which the debt rating agencies ascribe partial equity content. At June 30, 2024, Enterprise had consolidated liquidity of approximately $3.4 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Conference Call to Discuss Second Quarter 2024 Earnings

Enterprise will host a conference call today to discuss second quarter 2024 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

 Second Quarter 2024 Financial Highlights
	Three Months Ended June 30,
	2024	2023
($ in millions, except per unit amounts)
Operating income (1)	$1,765	$1,579
Net income (1) (2)	$1,422	$1,283
Fully diluted earnings per common unit (2)	$0.64	$0.57
Total gross operating margin (1) (3)	$2,412	$2,181
Adjusted EBITDA (3)	$2,389	$2,171
Adjusted CFFO (3)	$2,065	$1,866
Adjusted FCF (3)	$814	$1,073
DCF (3)	$1,812	$1,735
Operational DCF (3)	$1,808	$1,731

(1)
Operating income, net income, and gross operating margin include non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $12 million for the second quarter of 2024 compared to losses of $7 million for the second quarter of 2023.

(2)
Net income for the second quarters of 2024 and 2023 includes non-cash, asset impairment charges of approximately $4 million and $3 million, respectively, with negligible impacts to fully diluted earnings per common unit for each period.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Second Quarter 2024 Volume Highlights	Three Months Ended June 30,
	2024	2023
Equivalent pipeline transportation volumes (million BPD) (1)	12.6	11.9
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.7	7.1
Marine terminal volumes (million BPD)	2.2	1.9
Natural gas pipeline volumes (TBtus/d)	18.3	18.3
NGL fractionation volumes (MBPD)	1,629	1,376
Propylene plant production volumes (MBPD)	96	84
Fee-based natural gas processing volumes (Bcf/d)	6.5	5.7
Equity NGL-equivalent production volumes (MBPD)	217	173

(1)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported a solid second quarter in terms of both volumes and cash flow generated by our integrated midstream system,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “Even though the second quarter is typically our seasonally weakest quarter, the partnership handled a near record 12.6 million BPD of equivalent pipeline volumes and 2.2 million BPD of marine terminal volumes, as well as record fee-based natural gas processing, NGL pipeline and NGL fractionation volumes. Our total equivalent pipeline volumes and marine terminal volumes increased by 5 percent and 18 percent, respectively, compared to the second quarter of 2023.”

“Our investments in infrastructure to support growth in the Permian Basin were visible both volumetrically and financially in our NGL Pipeline & Services segment during the second quarter. This segment reported a 19 percent increase in gross operating margin compared to the second quarter of last year primarily attributable to four new natural gas processing plants in the Permian Basin and our 12th NGL fractionator at our Mont Belvieu area complex that began operations over the past twelve months. In addition, we benefited from improvements in natural gas processing margins compared to last year. Our Natural Gas Pipelines & Services segment reported a 23 percent increase in gross operating margin versus the same quarter in 2023 largely due to higher transportation revenues and marketing margins associated with the wider price spreads between the Waha hub and other market hubs,” said Teague.

“This operating performance led to a 12 percent increase in earnings per common unit on a fully diluted basis, an 11 percent increase in adjusted cash flow from operations and a 5 percent increase in our cash distribution per unit for the second quarter of 2024, compared to the second quarter of 2023. The year 2024 will mark our 26th consecutive year of distribution growth. In addition, the partnership has $6.7 billion of fee-based growth projects under construction that provide visibility to future earnings and cash flow growth,” said Teague.

“We completed a comprehensive turnaround of our PDH 1 plant during the second quarter. We expect this work will result in greater reliability and higher utilization rates. Since PDH 1 returned to service in late June, it has operated above its nameplate capacity. Upon completion of the PDH 1 turnaround, we elected to promptly begin the planned turnaround of PDH 2 given scheduling efficiencies and availability of manpower and equipment. We expect PDH 2 to return to service in August. I would like to thank our Mont Belvieu team and supporting service providers for their efforts on these turnarounds,” said Teague.

Review of Second Quarter 2024 Results

Total gross operating margin was $2.4 billion for the second quarter of 2024, an 11 percent increase compared to $2.2 billion for the second quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for the second quarter of 2024 compared to $1.1 billion for the second quarter of 2023.

Gross operating margin from the natural gas processing business and related NGL marketing activities was $386 million for the second quarter of 2024, an increase of 25 percent compared to $310 million for the second quarter of 2023. Total fee-based natural gas processing volumes increased 837 MMcf/d, or 15 percent, to a record 6.5 Bcf/d in the second quarter of 2024, compared to the second quarter of 2023. Total equity NGL-equivalent production volumes were 217 MBPD and 173 MBPD in the second quarters of 2024 and 2023, respectively. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from Permian natural gas processing facilities, including the Midland and Delaware Basin assets, increased $81 million primarily attributable to the addition of four natural gas processing plants that went into service during the last twelve months. These plants contributed to higher fee-based processing volumes and higher equity NGL-equivalent volumes for the Midland and Delaware Basin assets. These assets also benefited from higher average processing margins, primarily due to the impact of hedging. Midland Basin fee-based processing volumes increased 342 MMcf/d stemming from the addition of the Poseidon and Leonidas natural gas processing trains, which were placed in service in July 2023 and late March 2024, respectively. Midland Basin equity NGL-equivalent production volumes increased 23 MBPD. Delaware Basin fee-based processing volumes increased 359 MMcf/d benefiting from the addition of the Mentone 2 and Mentone 3 processing trains, which were placed in service in October 2023 and late March 2024, respectively. Delaware Basin equity NGL-equivalent production volumes increased 3 MBPD.

•
Gross operating margin from South Texas natural gas processing facilities increased $16 million primarily due to higher average processing margins, higher fee-based processing volumes, and lower operating costs. South Texas fee-based processing volumes increased 153 MMcf/d. Equity NGL-equivalent production volumes were essentially flat.

•
Gross operating margin from Rockies natural gas processing facilities increased $6 million primarily due to higher fee-based processing volumes, which increased 256 MMcf/d, and higher equity NGL-equivalent volumes, which increased 9 MBPD.

•	Gross operating margin from NGL marketing activities decreased $34 million primarily due to lower average sales margins, partially offset by higher sales volumes.

Gross operating margin from the NGL pipelines and storage business was $701 million for the second quarter of 2024, an increase of $103 million compared to the second quarter of 2023. Total NGL pipeline transportation volumes were a record 4.3 million BPD in the second quarter of 2024, a 9 percent increase over the second quarter of 2023. Total NGL marine terminal volumes increased 15 percent, or 111 MBPD, to 876 MBPD for the second quarter of 2024, compared to the second quarter in 2023. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $21 million increase in gross operating margin. This includes the Mid-America, Seminole, Shin Oak, and Chaparral NGL pipeline systems. The variance was primarily driven by a 179 MBPD, net to our interest, increase in transportation volumes and higher average transportation fees.

•
Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $21 million increase in gross operating margin largely due to higher transportation revenues. Eastern ethane pipeline volumes decreased 48 MBPD.

•
Gross operating margin from the Enterprise Hydrocarbons Terminal (“EHT”) increased $18 million primarily due to a 72 MBPD increase in LPG export volumes and higher average loading fees. Gross operating margin from the Morgan’s Point Ethane Export Terminal increased $4 million primarily due to a 39 MBPD increase in export volumes. Gross operating margin from the Houston Ship Channel Pipeline System increased $9 million in connection with a 139 MBPD increase in transportation volumes.

•	Gross operating margin from the Mont Belvieu area storage complex increased $18 million primarily due to higher storage revenues.

Gross operating margin from the NGL fractionation business was $238 million for the second quarter of 2024 compared to $202 million for the second quarter of 2023. Total NGL fractionation volumes increased 253 MBPD to a record 1.6 million BPD for the second quarter of 2024, compared to the second quarter of 2023. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from our Mont Belvieu area NGL fractionation complex increased $25 million primarily due to a 216 MBPD, net to our interest, increase in fractionation volumes, partially offset by higher operating costs. The increase in volume and gross operating margin was primarily due to the addition of the 12th NGL fractionator at this facility, which was placed in service in July 2023. Fractionation volumes also benefited from the acquisition of the remaining 25 percent equity interest in EF78 LLC in February 2024.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $417 million for the second quarter of 2024 compared to $422 million for the second quarter of 2023. Gross operating margin for the second quarter of 2024 includes non-cash, MTM gains of $8 million related to hedging activities compared to non-cash, MTM losses of $7 million in the second quarter of 2023. Total crude oil pipeline transportation volumes were 2.5 million BPD in the second quarter of 2024 compared to 2.4 million BPD for the second quarter of 2023. Total crude oil marine terminal volumes were 977 MBPD this quarter, a 163 MBPD increase compared to the second quarter of 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•	Gross operating margin from crude oil activities at EHT increased $8 million primarily due to higher loading revenues. Crude oil marine terminal volumes increased 138 MBPD.
•
Gross operating margin from the Midland-to-ECHO system and related business activities increased $4 million. Transportation volumes, net to our interest, increased 153 MBPD primarily due to our acquisition of the remaining 20 percent equity interest in Whitethorn Pipeline Company LLC in February of 2024.

•
On a combined basis, our Texas in-basin crude oil pipelines, terminals and other marketing activities reported a $23 million decrease in gross operating margin primarily due to lower average sales margins and transportation fees, partially offset by higher sales volumes. Transportation volumes, net to our interest, increased 14 MBPD.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $293 million for the second quarter of 2024 compared to $238 million for the second quarter of 2023. Total natural gas transportation volumes were 18.3 TBtus/d in both the second quarters of 2024 and 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from the Texas Intrastate System increased $36 million primarily due to higher capacity reservation and transportation revenues, partially offset by higher operating costs. Transportation volumes decreased 294 BBtus/d.

•	Gross operating margin from our natural gas marketing business increased $24 million primarily due to higher average sales margins.
•
Permian natural gas gathering, including Delaware Basin and Midland Basin Gathering Systems, reported a combined $5 million increase in gross operating margin primarily due to an 831 BBtus/d increase in gathering volumes, partially offset by higher operating costs.

•	Gross operating margin from Haynesville Gathering decreased $11 million primarily due to lower transportation volumes and revenues. Transportation volumes decreased 168 BBtus/d.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $392 million for the second quarter of 2024 compared to $383 million for the second quarter of 2023. Total segment pipeline transportation volumes were 946 MBPD in the second quarter 2024 compared to 837 MBPD in the second quarter of 2023. Total marine terminal volumes were 338 MBPD in the second quarter of 2024 compared to 283 MBPD for the second quarter of 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•	Gross operating margin from our octane enhancement and related plant operations increased $14 million primarily due to higher sales volumes and revenues.
•
Propylene production and related activities reported a $6 million increase in gross operating margin. Our propylene production facilities reported higher propylene processing revenues and higher average sales margins that were partially offset by lower propylene sales volumes and higher operating costs. Total propylene and associated by-product production volumes were 96 MBPD, net to our interest, a 12 MBPD increase. This increase was driven by contributions from the PDH 2 facility, which was placed in service in July 2023, and higher operating rates at our propylene splitters which experienced 57 days of downtime in the second quarter of 2023. The increases were partially offset by lower production at our PDH 1 facility which was down for 79 days during the second quarter of 2024 for planned maintenance.

•
Gross operating margin from our refined products pipelines and related activities decreased $8 million primarily due to lower average sales margins and lower fee-based revenues at our Beaumont terminal facility.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Libby Strait, Senior Director, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2024	2023	2024	2023	2024
Revenues	$13,483	$10,651	$28,243	$23,095	$54,863
Costs and expenses:
Operating costs and expenses	11,762	9,137	24,736	19,894	47,859
General and administrative costs	57	56	123	113	241
Total costs and expenses	11,819	9,193	24,859	20,007	48,100
Equity in income of unconsolidated affiliates	101	121	203	225	440
Operating income	1,765	1,579	3,587	3,313	7,203
Other income (expense):
Interest expense	(332)	(302)	(663)	(616)	(1,316)
Other, net	4	19	17	31	27
Total other expense, net	(328)	(283)	(646)	(585)	(1,289)
Income before income taxes	1,437	1,296	2,941	2,728	5,914
Provision for income taxes	(15)	(13)	(36)	(23)	(57)
Net income	1,422	1,283	2,905	2,705	5,857
Net income attributable to noncontrolling interests	(16)	(29)	(42)	(60)	(107)
Net income attributable to preferred units	(1)	(1)	(2)	(2)	(3)
Net income attributable to common unitholders	$1,405	$1,253	$2,861	$2,643	$5,747
Per common unit data (fully diluted):
Earnings per common unit	$0.64	$0.57	$1.30	$1.20	$2.62
Average common units outstanding (in millions)	2,194	2,196	2,194	2,195	2,193

Supplemental financial data:
Net cash flow provided by operating activities	$1,574	$1,902	$3,685	$3,485	$7,769
Net cash flow used in investing activities	$1,243	$765	$2,281	$1,402	$4,076
Net cash flow used in financing activities	$281	$1,136	$1,290	$2,012	$3,536
Total debt principal outstanding at end of period	$30,621	$28,926	$30,621	$28,926	$30,621

Non-GAAP Distributable Cash Flow (1)	$1,812	$1,735	$3,727	$3,673	$7,655
Non-GAAP Operational Distributable Cash Flow (1)	$1,808	$1,731	$3,750	$3,646	$7,642
Non-GAAP Adjusted EBITDA (2)	$2,389	$2,171	$4,858	$4,492	$9,684
Non-GAAP Adjusted Cash flow from operations (3)	$2,065	$1,866	$4,212	$3,888	$8,448
Non-GAAP Free Cash Flow (4)	$323	$1,109	$1,366	$2,017	$3,605
Non-GAAP Adjusted Free Cash Flow (4)	$814	$1,073	$1,893	$2,420	$4,284
Gross operating margin by segment:
NGL Pipelines & Services	$1,325	$1,110	$2,665	$2,322	$5,241
Crude Oil Pipelines & Services	417	422	828	819	1,716
Natural Gas Pipelines & Services	293	238	605	552	1,130
Petrochemical & Refined Products Services	392	383	836	802	1,728
Total segment gross operating margin (5)	2,427	2,153	4,934	4,495	9,815
Net adjustment for shipper make-up rights (6)	(15)	28	(32)	21	(34)
Non-GAAP total gross operating margin (7)	$2,412	$2,181	$4,902	$4,516	$9,781

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2024	2023	2024	2023	2024
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,264	3,910	4,213	3,944	4,166
NGL marine terminal volumes (MBPD)	876	765	886	794	866
NGL fractionation volumes (MBPD)	1,629	1,376	1,593	1,373	1,575
Equity NGL-equivalent production volumes (MBPD) (2)	217	173	201	169	192
Fee-based natural gas processing volumes (MMcf/d) (3,4)	6,514	5,677	6,438	5,609	6,261
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,528	2,366	2,454	2,332	2,520
Crude oil marine terminal volumes (MBPD)	977	814	1,035	829	1,014
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,344	18,264	18,479	18,145	18,531
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	96	84	97	90	100
Butane isomerization volumes (MBPD)	119	120	118	109	116
Standalone DIB processing volumes (MBPD)	211	174	204	163	196
Octane enhancement and related plant sales volumes (MBPD) (6)	39	37	37	31	39
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	946	837	903	812	893
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	338	283	334	303	336
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,738	7,113	7,570	7,088	7,579
Natural gas pipeline transportation volumes (BBtus/d)	18,344	18,264	18,479	18,145	18,531
Equivalent pipeline transportation volumes (MBPD) (8)	12,565	11,919	12,433	11,863	12,456
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,191	1,862	2,255	1,926	2,216

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
Fourth Quarter	$2.88	$0.23	$0.67	$0.91	$1.07	$1.48	$0.46	$0.17
2023 Averages	$2.74	$0.25	$0.71	$0.91	$1.00	$1.52	$0.43	$0.19

2024 by quarter:
First Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
Second Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
2024 Averages	$2.07	$0.19	$0.80	$0.97	$1.20	$1.55	$0.51	$0.20

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit ("IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
Fourth Quarter	$78.32	$79.62	$79.89	$80.93
2023 Averages	$77.62	$78.86	$79.08	$80.13

2024 by quarter:
First Quarter	$76.96	$78.55	$78.85	$79.75
Second Quarter	$80.57	$81.73	$82.33	$83.60
2024 Averages	$78.77	$80.14	$80.59	$81.68

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.59 per gallon during the second quarter of 2024 versus $0.55 per gallon during the second quarter of 2023.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,574	$1,902	$3,685	$3,485
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(1,243)	(765)	(2,281)	(1,402)
Cash contributions from noncontrolling interests	17	11	25	15
Cash distributions paid to noncontrolling interests	(25)	(39)	(63)	(81)
FCF (non-GAAP)	$323	$1,109	$1,366	$2,017
Net effect of changes in operating accounts, as applicable	491	(36)	527	403
Adjusted FCF (non-GAAP)	$814	$1,073	$1,893	$2,420

	For the Twelve Months Ended June 30,
	2024	2023
Net cash flow provided by operating activities (GAAP)	$7,769	$7,260
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(4,076)	(2,488)
Cash contributions from noncontrolling interests	54	18
Cash distributions paid to noncontrolling interests	(142)	(162)
FCF (non-GAAP)	$3,605	$4,628
Net effect of changes in operating accounts, as applicable	679	675
Adjusted FCF (non-GAAP)	$4,284	$5,303

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2024	2023	2024	2023	2024	2023
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,574	$1,902	$3,685	$3,485	$7,769	$7,260
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	491	(36)	527	403	679	675
Adjusted CFFO (non-GAAP)	$2,065	$1,866	$4,212	$3,888	$8,448	$7,935

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023	2024
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,405	$1,253	$2,861	$2,643	$5,747
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	611	576	1,227	1,143	2,427
Cash distributions received from unconsolidated affiliates	131	128	243	247	484
Equity in income of unconsolidated affiliates	(101)	(121)	(203)	(225)	(440)
Asset impairment charges	4	3	24	16	40
Change in fair market value of derivative instruments	(12)	7	(8)	10	15
Deferred income tax expense (benefit)	5	(11)	14	(8)	34
Sustaining capital expenditures (1)	(245)	(101)	(425)	(185)	(653)
Other, net	10	(3)	17	5	(12)
Operational DCF (non-GAAP)	1,808	1,731	3,750	3,646	7,642
Proceeds from asset sales and other matters	4	4	6	6	42
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	(29)	21	(29)
DCF (non-GAAP)	$1,812	$1,735	$3,727	$3,673	$7,655
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(491)	36	(527)	(403)	(679)
Sustaining capital expenditures	245	101	425	185	653
Other, net	8	30	60	30	140
Net cash flow provided by operating activities (GAAP)	$1,574	$1,902	$3,685	$3,485	$7,769

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023	2024
Net income (GAAP)	$1,422	$1,283	$2,905	$2,705	$5,857
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	593	558	1,193	1,104	2,356
Interest expense, including related amortization	332	302	663	616	1,316
Cash distributions received from unconsolidated affiliates	131	128	243	247	484
Equity in income of unconsolidated affiliates	(101)	(121)	(203)	(225)	(440)
Asset impairment charges	4	3	24	16	40
Provision for income taxes	15	13	36	23	57
Change in fair market value of commodity derivative instruments	(12)	7	(8)	10	15
Other, net	5	(2)	5	(4)	(1)
Adjusted EBITDA (non-GAAP)	2,389	2,171	4,858	4,492	9,684
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(332)	(302)	(663)	(616)	(1,316)
Deferred income tax expense (benefit)	5	(11)	14	(8)	34
Provision for income taxes	(15)	(13)	(36)	(23)	(57)
Net effect of changes in operating accounts, as applicable	(491)	36	(527)	(403)	(679)
Other, net	18	21	39	43	103
Net cash flow provided by operating activities (GAAP)	$1,574	$1,902	$3,685	$3,485	$7,769

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023	2024
Total gross operating margin (non-GAAP)	$2,412	$2,181	$4,902	$4,516	$9,781
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(581)	(545)	(1,163)	(1,078)	(2,300)
Asset impairment charges in operating costs and expenses	(4)	(3)	(24)	(16)	(38)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(5)	2	(5)	4	1
General and administrative costs	(57)	(56)	(123)	(113)	(241)
Total operating income (GAAP)	$1,765	$1,579	$3,587	$3,313	$7,203

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023	2024
Capital investments:
Capital expenditures	$1,264	$780	$2,311	$1,433	$4,144
Investments in unconsolidated affiliates	–	–	–	–	2
Other investing activities	7	4	15	5	23
Total capital investments	$1,271	$784	$2,326	$1,438	$4,169

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2024	2023	2024	2023	2024
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$–	$(5)	$(7)	$(19)	$(13)
Crude Oil Pipelines & Services	8	(7)	12	6	1
Natural Gas Pipelines & Services	3	4	1	2	(2)
Petrochemical & Refined Products Services	1	1	2	1	(1)
Total mark-to-market impact on gross operating margin	$12	$(7)	$8	$(10)	$(15)